EXHIBIT 10.1

EXECUTIVE RETENTION AGREEMENT

This Executive Retention Agreement (the “Agreement”) is made and entered into as of April 10th, 2024 by and between BANX ACQUISITON CORP, a Delaware corporation (the “Company”), and ERIK KLINGER (the “Executive”).

Recitals:

WHEREAS, the Executive is willing to become a key employee of the Company as Chief Financial Officer who possesses valuable proprietary knowledge of the Company, its business and operations and the markets in which the Company competes; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to encourage the Executive to devote the Executive’s attention and dedication to the success of the Company, and to provide specified compensation and benefits to the Executive in the event of a Termination Upon Change of Control or certain other terminations pursuant to the terms of this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.              PURPOSE AND TERM; DUTIES

1.1           Either the Executive or Company may terminate the Executive’s employment at any time for any reason, with or without notice. The term of this Agreement shall be the period from the date set forth above until Executive’s employment is terminated for any reason or this Agreement is terminated by mutual agreement of the parties.

1.2           The Executive’s job responsibilities will comprise managing and overseeing all financial operations and matters of the Company, including the subsidiaries, which may be acquired pursuant toa potential Business Commination Agreement(s) (“BCA”), including but not limited to:

(a)	Timely and accurate annual and quarterly financial reporting in accordance with Securities & Exchange Commission (“SEC”) rules and regulations, applicable law and United States Generally Accepted Accounting Principles (“GAAP”).

(b)	Management of our Finance Department and oversight of all financial personnel, accounting systems, procedures and policies.

(c)	Establishing and maintaining adequate financial controls, sufficient as a minimum to enable your appropriate certification of the Company’s annual and quarterly reports in accordance with SEC rules.

(d)	Managing the treasury functions for the Company, as well as all borrowings, debt facilities and equity fundraising, subject to the approval of the Board of Directors of the Company (the “Board”).

(e)	Undertaking financial planning for the Company, including preparing annual and other budgets and projections and managing in compliance with such budgets as may be approved by the Board.

(f)	Monthly management reporting and analysis for the Board.

(g)	Investor relations to the extent reasonably requested by the CEO.

(h)	All such functions as are customarily applicable to your position, as well as those that are reasonably assigned to you by the Company.

1.3           The Executive is entitled to four (4) weeks of vacation which will accrue on a pro-rata basis during the year, in addition to all public holidays when the office is closed. Executive will be eligible to participate in all employee benefit plans established or to be established by the Company for its employees from time to time. In accordance with Company policies from time to time, Executive will be reimbursed by Company for all reasonable and proper travel and business expenses incurred by you in the performance of your duties.

2.             COMPENSATION AND TERMINATION GENERALLY

2.1           Compensation.

  2.1.1        Annual Salary. The Executive’s base salary will be $120,000 per annum but shall be subject to periodic review and modification by the Company’s Board of Directors (the “Board”) as may be delegated to the Compensation Committee of the Board (references herein to the Compensation Committee shall include reference to the Board if no such Committee exists at any time) at such time or times as it shall determine; provided, however, such Annual Salary may not be decreased without the consent of the Executive. The Company’s Compensation Committee shall also from time to time, in its discretion, determine the type and amount of other forms of compensation for Executive’s service with the Company (including, without limitation, stock options or other forms of equity awards).

2.1.3        Options. VOID, to be decided and vested after the Company closes its BCA, if at all.

2.1.4        Shares. VOID, to be decided and vested after the Company closes on its BCA if at all.

2.2           Termination of Employment Generally. In the event the Executive’s employment with the Company terminates, for any reason whatsoever including death or disability the Executive shall be entitled to the benefits described in this Section 2.2.

2.2.1        Accrued Salary and Vacation. All salary and accrued vacation earned through the Termination Date shall be paid to Executive on the Termination Date.

2.2.2        Accrued Bonus Payment. The Executive shall receive a lump sum payment of any actual bonus amount to the extent that all the conditions for payment of such bonus have been satisfied and any such bonus was earned and is unpaid on the Termination Date.

2.2.3        Expense Reimbursement. Within ten (10) days following submission to the Company of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses incurred by the Executive, consistent with the Company’s expense reimbursement policy in effect prior to the incurring of each such expense, in connection with the business of the Company prior to the Termination Date.

3.             FEDERAL EXCISE TAX UNDER SECTION 280G

3.1           Excise Tax. If (a) any amounts payable to the Executive under this Agreement or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) the Executive thereby would be subject to any United States federal excise tax due to that characterization, then if Executive would thereby be in a better after-tax position, the Company may elect, in the Company’s sole discretion, to reduce the amounts payable under this Agreement or otherwise, or to have any portion of applicable options or restricted stock not vest or become exercisable, in order to avoid any “excess parachute payment” under Section 280G(b)(1) of the Code.

3.2           Calculation by Independent Public Accountants. Unless the Company and the Executive otherwise agree in writing, any calculation of the amount of any excess parachute payments payable by the Executive shall be made in writing by the Company’s independent public accountants (the “Accountants”) whose conclusion shall be final and binding on the parties. For purposes of making such calculations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the accountants such information and documents as the Accountants may reasonably request in order to make the required calculations. The Company shall bear all fees and expenses the Accountants may charge in connection with these services, but the engagement of the Accountants for this purpose shall be pursuant to an agreement between the Executive and the Accountants.

4.             DEFINITIONS

4.1           Capitalized Terms Defined. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 4, unless the context clearly requires a different meaning.

(a)

4.2           “Company” shall mean the Company, as defined herein above.

4.3           “Termination Date” means the date of the termination of the Executive’s employment with the Company.

5.             EXCLUSIVE REMEDY

5.1           No Other Benefits Payable. The Executive shall be entitled to no termination, severance or change of control compensation, benefits, or other payments from the Company as a result of any termination.

5.2           No Limitation of Regular Benefit Plans. Except as may be provided elsewhere in this Agreement, this Agreement is not intended to and shall not affect, limit or terminate any plans, programs or arrangements of the Company that are regularly made available to a significant number of employees or officers of the Company, including, without limitation, the Company’s stock option plans.

6.             NON-COMPETE; PROPRIETARY AND CONFIDENTIAL INFORMATION

During the term of this Agreement and following any termination of employment, Executive agrees to continue to abide by the terms and conditions of each of the non-competition agreement (during the term of such Agreement) and the Employee Invention Assignment & Confidentiality Agreement between the Executive and the Company.

7.             ARBITRATION

7.1           Disputes Subject to Arbitration. Any claim, dispute or controversy arising out of this Agreement (other than claims relating to misuse or misappropriation of the intellectual property of the Company), the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the Executive or any third party; and (b) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

7.2           Costs of Arbitration. All costs of arbitration, including reasonable attorney’s fees of the Executive, will be borne by the Company, except that if the Executive initiates arbitration and the arbitrator finds the Executive’s claims to be frivolous the Executive shall be responsible for his own costs and attorneys fees.

7.3           Site of Arbitration. The site of the arbitration proceeding shall be in Los Angeles, California.

8.             NOTICES

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or five (5) business days after being mailed, return receipt requested, as follows:

(a) if to the Company, attention: Chief Executive Officer, at the Company’s offices at 1063 N. Spaulding, West Hollywood, CA 90046 and,

(b) if to the Executive, at the address indicated below or such other address specified by the Executive in writing to the Company. Either party may provide the other with notices of change of address, which shall be effective upon receipt.

12.           MISCELLANEOUS PROVISIONS

12.1         Heirs and Representatives of the Executive; Successors and Assigns of the Company. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company.

12.2         Amendment and Waiver. No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing, specifying such modification, amendment, waiver or discharge, and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

12.3         Withholding Taxes. All payments made under this Agreement shall be subject to deduction of all federal, state, local and other taxes required to be withheld by applicable law.

12.4         Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

12.5         Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without regard to where the Executive has his residence or principal office or where he performs his duties hereunder.

12.6         No Duty to Mitigate. The Executive is not required to seek alternative employment following termination, and payments called for under this Agreement will not be reduced by earnings from any other source.

12.7.        Section 409A of the Code. To the extent (a) any payments or benefits to which Employee becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Employee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Employee’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee’s beneficiary in one lump sum (without interest). Any termination of Employee’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”).

12.8         Entire Agreement. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein (whether oral or written and whether express or implied).

[SIGNATURE PAGE TO EXECUTIVE RETENTION AGREEMENT FOLLOWS]

In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company, by its duly authorized officer, as of the day and year first above written.

EXECUTIVE

Erik Klinger

BANNIX ACQUISITION CORP.

By:
Doug Davis, CEO